Exhibit 99.1
October 19, 2022
Fellow Shareholders,
For the third quarter, we earned net income to common stockholders of $15.4 million or $0.62 per diluted share. Our financial results this quarter reflect a few things. First, the freight market began slowing. We will go into this further below. Second, we sold non-transportation factoring and equipment lending assets in Q2, resulting in a decline in revenue of about $5 million compared to prior quarters.
The highlight of the quarter is that TriumphPay’s invoice volume increased 6.6%, and network (or conforming) transaction volume increased 21.7%. Those are material positives in light of the freight headwinds. Further, between the end of the quarter and today, Schneider National, Inc., a Tier 1 broker and long-time user of our payments product, has gone live with our audit product, which enables them to participate in network transactions. There are more in the queue, so we are pleased with our momentum.
For the enterprise, the long-term value opportunity is unchanged, and we are 100% committed to achieving our previously stated goals. We reaffirm the TriumphPay intermediate goal of a $100 million revenue run-rate on $75 billion in payment volume exiting 2024. We further affirm our expectation that TriumphPay will be EBITDA positive at that date. Between now and then, we will be profitable as an enterprise and opportunistic as market volatility persists. Everything else is important, but not as important.
Last quarter, we began an effort to be more effective in our investor communications. Rather than reading a script, we decided to put it in a letter that could be reviewed prior to the call. In last quarter’s letter, I wrote in detail about the payments, factoring, and banking segments of our business. The goal was to provide a primer for investors to educate themselves on who we are and what we are building.
Every quarter, new investors find our name. In light of that, I think it is appropriate to recite the brief summary of our business thesis. We are focused on servicing the trucking segment of our nation’s supply chain. The supply chain market (if it can be identified as such) is enormous – trillions of dollars of annual spend. Trucking is essential to the supply chain. Trucking is also a fragmented market: 250,000 long-haul truckers serve more than 10,000 logistics companies and tens of thousands of manufacturers and distributors. There are almost 400 factoring companies that provide financial services to those truckers, in addition to traditional bank lenders. As a result of this fragmentation, billing and payments are inefficient and time-consuming compared to other industries of this size.
Technology can reduce this friction. That said, while technology is "cool", it is only as valuable as (i) the level of integrations that support it and (ii) the reliability of the company that stands behind it. On the first point, TriumphPay completes new integrations every quarter with clients and software providers. On the second point, Triumph is a well-capitalized, publicly traded bank. All banks are federally regulated to ensure we operate in a safe and sound manner. Publicly traded banks are also overseen by the SEC and subject to SOX controls. As a result, companies view publicly traded banks as desirable counterparties and outsourced service providers.
In my opinion, the winning formula for our business – for any business – is the combination of (i) a compelling vision; (ii) a large addressable market; (iii) exceptional talent, (iv) a healthy culture, and (v) a strong balance sheet. I believe we meet all five elements. With respect to the final element, as of this quarter, we are carrying approximately $200 million of excess capital relative to our internal targets. Investors rightly want to know what we’ll do with it. We are currently focused on two paths, and they are not mutually exclusive – (i) acquisitions that support the expansion of our payments network or (ii) repurchasing our own shares. That is the same outlook for future shareholder value creation we had when our stock was trading north of $130 a year ago. The only difference between then and now is that we have added volume to the network (and the market is in a more dismal mood).

KPIs and Items of Investor Focus for TriumphPay & Triumph Business Capital
The tables below outline the metrics that matter most as it relates to our factoring and payments segments. Both segments use proprietary technology and advanced integration frameworks to create solutions for the trucking industry, accounting for approximately $800 billion of U.S. GDP.

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Triumph Business Capital:
Invoice Volume	1,681,489	1,725,721	1,604,012	1,669,387	1,535,321	(44,232)	(2.6)%	146,168	9.5%
Purchased Volume	$3,599,771,000	$4,023,569,000	$4,041,883,000	$4,032,585,000	$3,531,811,000	$(423,798,000)	(10.5)%	$67,960,000	1.9%
Average Transportation Invoice Size	$2,073	$2,176	$2,401	$2,291	$2,195	$(103)	(4.7)%	$(122)	(5.6)%
TriumphPay:
Invoice Volume	4,676,249	4,388,711	3,978,174	4,027,680	3,760,948	287,538	6.6%	915,301	24.3%
Payment Volume	$5,951,706,000	$6,033,898,000	$5,700,849,000	$5,242,051,000	$4,191,424,000	$(82,192,000)	(1.4)%	$1,760,282,000	42.0%
Conforming Invoice Volume	144,253	118,580	52,182	—	—	25,673	21.7%	144,253	N/A
Conforming Payment Volume	$288,410,000	$253,312,000	$129,569,000	$—	$—	$35,098,000	13.9%	$288,410,000	N/A
Number of Freight Brokers	584	566	558	554	532	18	3.2%	52	9.8%
Number of Factors	70	69	72	69	66	1	1.4%	4	6.1%
Payments Network
The theme of the third quarter at TriumphPay was progressing toward our goals despite the market headwinds. Network transaction volume increased over 20% this quarter, from 118,580 transactions in the 2nd quarter to 144,253 in the 3rd quarter. Network payment volume increased from $253 million to $288 million over the same period. As of September, annualized run-rate network volume totaled $1.2 billion. We did this by booking a series of small wins while progress continued on achieving bigger wins. We forecasted last quarter that the payment volume in the third quarter would likely be down due to declining per-mile rates. We also forecasted that our increased market penetration would offset some of that decline. Those forecasts proved true. We saw outbound tender volume decline in the U.S. by almost 3% during the quarter. Outbound tender is a load offer from a shipper to a trucking company that is sent electronically. These are actual loads transmitted a few days before they are scheduled to be picked up. In the third quarter, our payment volume decreased by 1.4% to $23.8 billion, annualized, as average invoice prices fell by 7.3%. Transaction volume, however, increased 6.6%, offsetting some of that pullback. TriumphPay continued to increase its share of the freight market. Our pipeline from here remains full.
We are also seeing a trend in Tier 1 Brokers. Some are graduating above our internally defined $500 million in freight spend, and some are falling below it. There is no external source where you will find a “Tier 1” broker definition. It is simply our internal classification system, and it is a fluid “hard” line. For example, during Q3 through the time of this release, we added two Tier 1 brokers to our audit platform and had one current customer fall below the Tier 1 measurement threshold.
Given the fluidity of freight spend around the cusp of those internal hurdles outside our control, we believe that the best way to describe our growth is to simply discuss transaction and payment volumes in that order of prominence. We will, of course, continue to highlight large and well-known brokers as they are added to the network.
Below the headline of adding logos, we also deepened our integration with existing TriumphPay clients to enable more network transactions. Investors should pay attention to this distinction. It is valuable to TriumphPay for us to provide audit or payment services to a broker as it creates an integration point. The end goal, however, is to do both so that we have the structured data and remittance information upon which to create a network transaction. A network transaction is similar to swiping a credit card at a grocery store – in seconds, everyone in the value chain knows what everyone gets. It automates processes, mitigates fraud, and accelerates the payment cycle. It is what the market has wanted for a long time but has not understood how to get at scale.

Here is the bullet point sales pitch for TriumphPay to our customers:
•If you implement our technology, we can reduce your costs and even turn accounts payable into a profit center.
•We pay more carriers than anyone on earth.
•Because we pay the most carriers, we have the most visibility into the carrier universe.
•We can share that visibility with you to mitigate fraud, increase carrier retention and generate QuickPay revenue.
•A publicly traded bank is your best option for a financial counterparty.
•You can leverage our one-to-many custom integrations with brokers and factors in a single connection.
•You can leverage real-time invoice exception management data to improve days sales outstanding (DSO).
•For factoring clients specifically: Because of the work we do on behalf of payors, we can give you a technology pipeline into the source of truth that mitigates fraud risk and reduces verification, collection, and cash posting costs.
Let me give you a specific example in the last bullet point. We know investors want details, and this is the detail of one of the value propositions that we outline for prospective TriumphPay clients. We are able to use this example because, like all factoring companies, Triumph Business Capital deals with this on a daily basis.
Anatomy of Defective Invoice Documentation:
Take a look below at the two delivery tickets submitted to Triumph Business Capital ("TBC"). A delivery ticket, or proof of delivery, confirms the load has arrived at its destination and was accepted. It is one of the first steps in the paperwork submission process to a factoring company. Focus specifically on the area inside the red box. You can see that the delivery ticket has been doctored and resubmitted. All factoring companies, including TBC, have tools and people to identify problem submissions. No one catches them all. Even though we catch most of them using custom-built technology and industry expertise, the cost to catch is a significant embedded cost in our business. The same is true for every factoring company. TBC buys over 25,000 invoices every business day - no one will remember 30 days later when a strikingly similar-looking delivery ticket comes through.

POD	PRINT NAME	SIGNATURE	DATE	TIME
	Tom Storey	[signature]	6/18/22	

1-THE DRIVER WAS ON TIME?	YES NO
2-THE DRIVER WAS SMILING?	YES NO
3-THE TRUCK IS CLEAN?	YES NO

DO YOU HAVE ANY COMMENTS?

LATE APPT @ 6AM

Time In/Out: 9:04 / 11:00
Date: 6/18/22
OADI DC #: 22
# of pallets recv'd: 21
Short Yes No
Shrink Intact Yes No
Damage: Yes No
TM Sign: Tom Storey

What if we could prevent this problem from happening at all? Suppose instead of viewing a picture of an invoice or delivery ticket, we had structured container, load and reference data being automatically verified by TriumphPay’s direct API feeds with the payor. Potential issues, such as with these delivery tickets, would be automatically marked as problematic upon submission. This is where we are headed. The entire industry will benefit.

No one is in a better position to do that now than we are, and we are 100% committed to making it happen. We are further convinced that we can do this profitably at scale. We are removing friction and fraud, and everyone likes that outcome. Because TriumphPay creates immediate and tangible value, the client relationship is very sticky. Further, as you see in the chart below, the longer clients remain with us, the greater our revenue. The value proposition of TriumphPay expands over time.

Annual Revenue by Cohort
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$—
in thousands
2019
2020
2021
2022 Annualized*
2019
2020
2021
2022

*Excludes $7.0 million net gain on minority investment mark-to-market
Selected TriumphPay Clients
Factoring
In last quarter’s letter, I described TBC as the “golden goose.” It is our most profitable business. What often surprises people is the low level of losses we recognize relative to volumes.

The bullet point sales pitch for TBC to our trucking clients is as follows:
•We provide more than just access to cash.
•We are a working capital partner that accelerates entrepreneurs' business growth.
•We are reimagining banking for truckers so they can manage their business better.
Over the long-term, what drives growth and the financial performance of TBC is the value proposition we bring to truckers. We do this through a trucker-centric platform that combines quick access to working capital, competitive equipment finance loans, insurance programs, an expansive fuel discount network, and an integrated banking experience. The integrated banking experience is in the middle of a significant revamp, and we have high hopes for its adoption by our clients.
In the short-term, the most significant driver of revenue is what is happening in freight markets, particularly in brokered freight. Brokered freight, which is priced largely off the spot market, fluctuates due to a variety of factors. Due to these fluctuations, factoring has embedded revenue volatility. We began to see this volatility in September. September gross revenue was $17.2 million, which was 8.2% less than September 2021. This was a result of fewer loads and lower invoice prices. Month to date in October, we are tracking at roughly 19% under October 2021 on a year-over-year basis. As a reminder, the comparison to October a year ago included our general factoring portfolio, which was sold in 2Q 2022.
We do not know what the freight market will do from here. There is a lot of pessimism everywhere, which affects what consumers do. What consumers do affects trucking. All factoring companies are feeling the squeeze of higher labor costs, lower invoice prices, and rising interest rates. Eventually, these costs will be passed on to the trucker. I think that is beginning to happen now, but it is still an extremely competitive market. Using TriumphPay to offset rising labor costs and mitigate fraud is a real value proposition for factors as we continue to grow network transactions.
We plan to grow TBC organically and profitably. We won’t chase unprofitable business and we are unlikely to make acquisitions. We think our feature set is best suited for middle and large-size fleets. One positive outcome of a slowdown in freight is an increase in the size of the addressable market for middle and large-size fleets. We have seen this in previous cycles – trucking companies who graduated to ABL or traditional commercial banking relationships in upward cycles are unable to maintain their covenants, so they return to factoring. In addition, we continue to serve owner-operators. Around 65% of our clients (8,000+) generate less than $1,000 per month. Why do we continue to serve the small end of the market? Because the seed of today is the tree of tomorrow – as our clients grow, we grow with them. Here are a few client success stories:
•A Texas-based carrier joined Triumph in late 2013 with less than five trucks. In nearly nine years of partnership, the client has grown to nearly $2 million in monthly purchases (suggesting upwards of 100 power units) with additional (current) financing from Triumph Equipment Finance and insurance through Triumph Insurance Group.
•A Pennsylvania-based carrier started with Triumph Business Capital in late 2015 with four trucks. Over the course of seven years, the client now averages $450,000 (20+ power units) in purchases (2022 YTD). We also support and serve this carrier through our insurance line of business.
•Another carrier started with Triumph in February 2019 with five trucks. As of September 2022, volumes exceeded $1.3 million in purchases (~65 power units).
Outlook on Freight
Repeating here what I said above – there are many countervailing influences in this freight market, which makes it difficult to predict its direction. We have not seen the meltdown predicted by some economists, but it is possible that it is yet to come.

We expect that Q1 2023 is going to be softer than usual, with a possible 10% drop in volumes from Q4 numbers. If this comes to pass, it will likely cause additional market volatility. On the other hand, what usually causes a “bloodbath” in freight is when the industry is blindsided by a recessionary turn. No one is going to be surprised by a slowdown in 2023. As a result, we are hopeful that the impact will be muted relative to expectations. This is our hope, not our strategy. Whatever the market brings, our strategy will continue to be based on the same disciplines that have worked for us for over a decade.
*On July 8, 2020, we acquired $107.5 million of factored receivables from Transport Financial Solutions. On June 2, 2018, we acquired $131.0 million of transportation factoring assets via the acquisition of Interstate Capital Corporation and certain of its affiliates.
Banking
The most important thing for investors to know about our banking segment relates to our credit profile. We have held loan growth flat in our banking segment for almost three years. That has allowed us to be selective on credit. I won’t be so bold as to predict that we won’t have any credit problems in a prolonged downturn, but I believe we are in as good of a position to handle such an event as we ever have been.

This quarter, I want to highlight the equipment finance group within our banking segment. This is a relationship business for us, and we focus primarily on financing transportation equipment. We prefer to lend on multi-use assets, usually power units and trailers that can be quickly deployed to any industry versus lending on specialty equipment. About 80% of our portfolio is secured by these multi-use assets. About 10%-15% is related to heavy construction equipment. The remaining 5% is secured by waste management assets.
We lend to small fleets, with our average deal usually consisting of fewer than ten trucks or trailers. We find borrowers of this size to be credit-worthy while still providing attractive risk-adjusted yields and returns. We are conservative lenders with an eye toward historical prices, depreciation, and LTVs, as equipment prices have skyrocketed over the last couple of years. We have a seasoned management team that has led through multiple transportation cycles and maintains important relationships with third parties that assist with equipment liquidation where necessary.
Equipment finance is strategic for us because it allows us to develop deeper relationships with our carriers at TBC. We utilize our history with factoring clients to enhance our underwriting and credit pricing. Currently, almost half of our equipment finance exposure resides with TBC factoring clients. In return, our factoring clients who also secure equipment financing from us are very loyal, resulting in higher lifetime customer value to us.
In addition, our equipment finance business provides insight into the transportation industry. Specifically, we are very focused on the combined effects of higher equipment prices, higher financing costs, and lower contract and spot rates on the financial performance of our carrier clients. As shown below, the recent increases in equipment prices are continuing for orders in the 2024 model year based on requests we’ve received to finance these orders.
The effect of higher equipment prices on carrier financial performance has been compounded by higher interest rates. In 2019, our average equipment finance 5-year term rate was 6.63%. In Q3, the average rate was 7.87%. As a result of both equipment price and interest rate increases, the average debt service on a new tractor increased 21%. This is the average across our entire portfolio. New borrowers bear an even greater increase.

To mitigate the risks of rising costs while continuing to support our clients' equipment finance needs, we are taking the following actions:
•Requiring down payments to cover most or all of the recent increases in equipment prices.
•Putting more emphasis on the mix of contract/spot business our clients maintain along with the contract prices they have locked.
•Focusing more on clients with whom we have long-term relationships and have proven that they can weather the transportation cycle.
•Carefully monitoring used equipment auction prices and potential losses associated with potential equipment liquidation.
While we can’t predict the future with certainty, we believe these insights and risk mitigation efforts, combined with our experience through multiple transportation cycles, enable us to serve our clients through the cycle without taking excessive risk.
Deposit Update
On the right side of our balance sheet, investments made over the past three years to grow our transactional deposit base are bearing fruit in the current interest rate environment. The cost of our core deposits has remained low, and our average cost of all deposits was 0.24% in the third quarter. We are not yet seeing a lot of competitive rate pressure in our retail markets, as most banks in our markets remain flush with liquidity. We continually monitor our deposit portfolio for signs of accelerated runoff while considering rate changes and exception requests, and while it is reasonable to expect deposit costs to trend modestly higher, so far, we do not see a need to aggressively increase rates.
Notable Items Impacting Q3 Financial Results
Gain on sale of general factoring portfolio – During Q3, we completed the disposition of the remaining held-for-sale portion of our general factoring portfolio and recognized a $1.0 million gain on the transaction. The after-tax impact was approximately $780 thousand, or about $0.03 per share.
Strategic Equity Grant (“SEG”) –The SEG expense was revised to true up the accrual life-to-date based on its expected payout. That adjustment increased salaries and benefits expenses by about $300 thousand, or about $0.01 per share.

The final SEG-related expense will be recorded in the 4th quarter, based on our actual earnings per share over the three-year service period from 2020 to 2022.
Credit Loss Expense – We experienced an unusual credit-related item this quarter. A relationship in our liquid credit group was downgraded related to significant and material events announced at that company immediately subsequent to debt issuance. The company's CEO has been released, lenders have organized, and numerous lawsuits are anticipated. The credit was written down to the expected recoverable amount, and a related ACL of $2.7 million was recorded during the third quarter. The after-tax impact was about $2.0 million, or about $0.08 per share.
USPS Litigation – We continue to pursue the United States Postal Service for the $19.4 million misdirected payments committed during the fall of 2020. Based on our legal analysis and discussions with our counsel advising us on this matter, we continue to believe it is probable that we will prevail in such action and that the USPS will have the capacity to make payment on such receivable. Consequently, we have not reserved for such a balance as of September 30, 2022. We have no other updates currently.
Expense Guidance - Our expectations for the third quarter expenses are approximately $86-$87 million, inclusive of the projected SEG expense noted above.
Finally, if you recall, at our 2022 annual shareholder meeting, our shareholders approved an amendment to our certificate of formation to change the name of the company to Triumph Financial, Inc. We currently intend to effect this change on December 1, 2022. This change is consistent with the evolution of the strategic direction of our company towards something that is different and broader than traditional banking. Simultaneously with that change, we also intend to change our ticker symbol from TBK to TFIN.
With warm regards-
Aaron P. Graft Founder, Vice Chairman, and CEO

Conference Call Information
Aaron P. Graft, Vice Chairman and CEO and Brad Voss, CFO, will review the financial results in a conference call for investors and analysts beginning at 7:00 a.m. Central Time on Thursday, October 20, 2022.
The live video conference option may be accessed directly through this link, https://triumph-bancorp-earnings-q3.open-exchange.net/, or via the Company's website at www.triumphbancorp.com through the Investor Relations, News & Events, Webcasts and Presentations links. Alternatively, a live conference call option is available by dialing 1-800-267-6316 (International: +1-203-518-9765) requesting to be joined to conference I.D. “Triumph” at the operator prompt. An archive of this conference call will subsequently be available at this same location, referenced above, on the Company’s website.
About Triumph
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services. www.triumphbancorp.com
Forward-Looking Statements
This letter to shareholders contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; changes in management personnel; interest rate risk; concentration of our products and services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; risks related to the integration of acquired businesses, including our acquisition of HubTran Inc. and developments related to our acquisition of Transport Financial Solutions and the related over-formula advances, and any future acquisitions; our ability to successfully identify and address the risks associated with our possible future acquisitions, and the risks that our prior and possible future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of FDIC, insurance and other coverages; failure to receive regulatory approval for future acquisitions; and increases in our capital requirements.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 14, 2022.
Non-GAAP Financial Measures
This letter to shareholders includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided at the end of this letter to shareholders.

The following table sets forth key metrics used by Triumph to monitor our operations. Footnotes in this table can be found in our definitions of non-GAAP financial measures at the end of this document.

	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Financial Highlights:
Total assets	$5,642,450	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$5,642,450	$6,024,535
Loans held for investment	$4,433,304	$4,435,366	$4,724,078	$4,867,572	$4,782,730	$4,433,304	$4,782,730
Deposits	$4,441,354	$4,780,924	$4,331,786	$4,646,679	$4,822,575	$4,441,354	$4,822,575
Net income available to common stockholders	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929

Performance Ratios - Annualized:
Return on average assets	1.13%	3.02%	1.69%	1.77%	1.61%	1.95%	1.91%
Return on average total equity	7.16%	20.08%	11.20%	12.41%	11.85%	12.77%	14.72%
Return on average common equity	7.17%	20.78%	11.41%	12.71%	12.13%	13.07%	15.18%
Return on average tangible common equity (1)	10.47%	30.63%	17.02%	19.41%	19.21%	19.28%	22.12%
Yield on loans(2)	8.95%	8.79%	8.60%	8.68%	7.92%	8.77%	7.65%
Cost of interest bearing deposits	0.41%	0.41%	0.23%	0.27%	0.27%	0.35%	0.33%
Cost of total deposits	0.24%	0.23%	0.14%	0.16%	0.16%	0.20%	0.21%
Cost of total funds	0.42%	0.40%	0.28%	0.29%	0.38%	0.36%	0.38%
Net interest margin(2)	7.71%	7.68%	7.68%	7.66%	6.69%	7.69%	6.41%
Net non-interest expense to average assets	5.15%	2.76%	4.68%	4.56%	4.00%	4.19%	3.63%
Adjusted net non-interest expense to average assets (1)	5.15%	2.76%	4.68%	4.56%	4.00%	4.19%	3.57%
Efficiency ratio	78.14%	59.23%	70.65%	70.16%	70.13%	68.29%	66.98%
Adjusted efficiency ratio (1)	78.14%	59.23%	70.65%	70.16%	70.13%	68.29%	66.00%

Asset Quality:(3)
Past due to total loans	2.33%	2.47%	2.73%	2.86%	2.31%	2.33%	2.31%
Non-performing loans to total loans	1.26%	0.95%	0.94%	0.95%	0.90%	1.26%	0.90%
Non-performing assets to total assets	1.11%	0.83%	0.87%	0.92%	0.86%	1.11%	0.86%
ACL to non-performing loans	78.88%	103.51%	93.62%	91.20%	95.75%	78.88%	95.75%
ACL to total loans	0.99%	0.98%	0.88%	0.87%	0.86%	0.99%	0.86%
Net charge-offs to average loans	0.06%	—%	0.03%	—%	0.08%	0.09%	0.94%

Capital:
Tier 1 capital to average assets(4)	12.57%	11.76%	11.82%	11.11%	10.43%	12.57%	10.43%
Tier 1 capital to risk-weighted assets(4)	13.64%	13.04%	11.96%	11.51%	11.06%	13.64%	11.06%
Common equity tier 1 capital to risk-weighted assets(4)	11.93%	11.35%	10.40%	9.94%	9.45%	11.93%	9.45%
Total capital to risk-weighted assets	16.56%	15.91%	14.53%	14.10%	13.69%	16.56%	13.69%
Total equity to total assets	15.79%	14.68%	14.59%	14.42%	13.62%	15.79%	13.62%
Tangible common stockholders' equity to tangible assets(1)	10.75%	9.83%	9.86%	9.46%	8.63%	10.75%	8.63%

Per Share Amounts:
Book value per share	$34.57	$33.91	$33.45	$32.35	$30.87	$34.57	$30.87
Tangible book value per share (1)	$23.60	$22.84	$22.75	$21.34	$19.73	$23.60	$19.73
Basic earnings per common share	$0.64	$1.78	$0.95	$1.04	$0.95	$3.36	$3.40
Diluted earnings per common share	$0.62	$1.74	$0.93	$1.02	$0.94	$3.28	$3.33
Adjusted diluted earnings per common share(1)	$0.62	$1.74	$0.93	$1.02	$0.94	$3.28	$3.42
Shares outstanding end of period	24,478,288	24,457,777	25,161,690	25,158,879	25,123,342	24,478,288	25,123,342

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Total cash and cash equivalents	$421,729	$724,237	$413,704	$383,178	$532,764
Securities - available for sale	238,434	215,909	191,440	182,426	164,816
Securities - held to maturity, net	4,149	4,335	4,404	4,947	5,488
Equity securities	4,916	5,050	5,085	5,504	5,623
Loans held for sale	78	6	607	7,330	26,437
Loans held for investment	4,433,304	4,435,366	4,724,078	4,867,572	4,782,730
Allowance for credit losses	(44,111)	(43,407)	(41,553)	(42,213)	(41,017)
Loans, net	4,389,193	4,391,959	4,682,525	4,825,359	4,741,713
Assets held for sale	—	24,405	260,085	—	—
FHLB and other restricted stock	6,213	6,169	12,196	10,146	4,901
Premises and equipment, net	104,272	105,293	91,725	105,729	104,311
Other real estate owned ("OREO"), net	—	168	383	524	893
Goodwill and intangible assets, net	268,604	270,666	269,119	276,856	280,055
Bank-owned life insurance	41,390	41,278	41,141	40,993	41,540
Deferred tax asset, net	14,663	13,117	10,174	10,023	—
Indemnification asset	4,173	4,377	4,582	4,786	4,786
Other assets	144,636	148,538	89,264	98,449	111,208
Total assets	$5,642,450	$5,955,507	$6,076,434	$5,956,250	$6,024,535
LIABILITIES
Non-interest bearing deposits	$1,897,309	$2,085,249	$1,859,376	$1,925,370	$2,020,984
Interest bearing deposits	2,544,045	2,695,675	2,472,410	2,721,309	2,801,591
Total deposits	4,441,354	4,780,924	4,331,786	4,646,679	4,822,575
Deposits held for sale	—	1,410	377,698	—	—
Customer repurchase agreements	13,463	11,746	2,868	2,103	11,990
Federal Home Loan Bank advances	30,000	30,000	230,000	180,000	30,000
Payment Protection Program Liquidity Facility	—	—	—	27,144	97,554
Subordinated notes	107,587	107,377	107,169	106,957	106,755
Junior subordinated debentures	41,016	40,876	40,737	40,602	40,467
Deferred tax liability, net	—	—	—	—	982
Other liabilities	117,857	108,893	99,511	93,901	93,538
Total liabilities	4,751,277	5,081,226	5,189,769	5,097,386	5,203,861
EQUITY
Preferred Stock	45,000	45,000	45,000	45,000	45,000
Common stock	283	283	283	283	282
Additional paid-in-capital	529,804	524,636	516,551	510,939	499,282
Treasury stock, at cost	(156,949)	(156,924)	(106,105)	(104,743)	(104,600)
Retained earnings	481,697	466,269	422,879	399,351	373,512
Accumulated other comprehensive income (loss)	(8,662)	(4,983)	8,057	8,034	7,198
Total stockholders' equity	891,173	874,281	886,665	858,864	820,674
Total liabilities and equity	$5,642,450	$5,955,507	$6,076,434	$5,956,250	$6,024,535

Unaudited consolidated statement of income:

	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Interest income:
Loans, including fees	$44,928	$44,131	$40,847	$43,979	$44,882	$129,906	$139,576
Factored receivables, including fees	53,317	60,026	61,206	62,196	50,516	174,549	135,639
Securities	2,308	1,329	1,178	1,438	1,126	4,815	3,963
FHLB and other restricted stock	65	34	76	25	28	175	131
Cash deposits	2,607	787	128	141	183	3,522	467
Total interest income	103,225	106,307	103,435	107,779	96,735	312,967	279,776
Interest expense:
Deposits	2,743	2,706	1,561	1,907	1,948	7,010	7,790
Subordinated notes	1,304	1,302	1,299	1,297	2,449	3,905	5,148
Junior subordinated debentures	726	556	454	444	443	1,736	1,331
Other borrowings	182	315	42	74	124	539	434
Total interest expense	4,955	4,879	3,356	3,722	4,964	13,190	14,703
Net interest income	98,270	101,428	100,079	104,057	91,771	299,777	265,073
Credit loss expense (benefit)	2,646	2,901	501	2,008	(1,187)	6,048	(10,838)
Net interest income after credit loss expense (benefit)	95,624	98,527	99,578	102,049	92,958	293,729	275,911
Non-interest income:
Service charges on deposits	1,558	1,664	1,963	2,050	2,030	5,185	5,674
Card income	2,034	2,080	2,011	2,470	2,144	6,125	6,341
Net OREO gains (losses) and valuation adjustments	(19)	18	(132)	29	(9)	(133)	(376)
Net gains (losses) on sale of securities	—	2,514	—	—	4	2,514	5
Net gains (losses) on sale of loans	1,107	17,269	(66)	140	377	18,310	2,965
Fee income	6,120	6,273	5,703	5,711	5,198	18,096	11,917
Insurance commissions	1,191	1,346	1,672	1,138	1,231	4,209	3,989
Other	677	16,996	(30)	2,721	1,080	17,643	9,727
Total non-interest income	12,668	48,160	11,121	14,259	12,055	71,949	40,242
Non-interest expense:
Salaries and employee benefits	49,307	54,257	46,284	52,544	43,769	149,848	121,407
Occupancy, furniture and equipment	6,826	6,507	6,436	6,194	6,388	19,769	18,279
FDIC insurance and other regulatory assessments	386	382	411	288	353	1,179	1,830
Professional fees	4,263	3,607	3,659	2,633	2,362	11,529	9,959
Amortization of intangible assets	2,913	3,064	3,108	3,199	3,274	9,085	7,677
Advertising and promotion	1,929	1,785	1,202	1,640	1,403	4,916	3,534
Communications and technology	11,935	9,820	9,112	7,844	7,090	30,867	19,018
Other	9,130	9,185	8,352	8,662	8,174	26,667	22,799
Total non-interest expense	86,689	88,607	78,564	83,004	72,813	253,860	204,503
Net income before income tax	21,603	58,080	32,135	33,304	32,200	111,818	111,650
Income tax expense	5,374	13,888	7,806	6,664	7,771	27,068	25,316
Net income	$16,229	$44,192	$24,329	$26,640	$24,429	$84,750	$86,334
Dividends on preferred stock	(801)	(802)	(801)	(801)	(802)	(2,404)	(2,405)
Net income available to common stockholders	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929

Earnings per share:

	For the Three Months Ended					Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Basic
Net income to common stockholders	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929
Weighted average common shares outstanding	24,227,020	24,427,270	24,800,771	24,786,720	24,759,419	24,483,054	24,719,861
Basic earnings per common share	$0.64	$1.78	$0.95	$1.04	$0.95	$3.36	$3.40

Diluted
Net income to common stockholders - diluted	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929
Weighted average common shares outstanding	24,227,020	24,427,270	24,800,771	24,786,720	24,759,419	24,483,054	24,719,861
Dilutive effects of:
Assumed exercises of stock options	85,239	89,443	107,359	124,462	121,110	95,252	129,149
Restricted stock awards	122,723	144,526	237,305	236,251	141,204	162,883	146,172
Restricted stock units	97,512	85,934	86,099	87,605	74,268	96,174	71,620
Performance stock units - market based	117,358	115,825	139,563	150,969	131,346	124,249	131,275
Performance stock units - performance based	327,016	—	—	—	—	109,005	—
Employee stock purchase plan	2,389	3,575	771	4,726	616	2,245	1,914
Weighted average shares outstanding - diluted	24,979,257	24,866,573	25,371,868	25,390,733	25,227,963	25,072,862	25,199,991
Diluted earnings per common share	$0.62	$1.74	$0.93	$1.02	$0.94	$3.28	$3.33
Shares that were not considered in computing diluted earnings per common share because they were antidilutive or have not met the thresholds to be considered in the dilutive calculation are as follows:

	For the Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Stock options	52,878	52,878	12,911	—	16,939	52,878	16,939
Restricted stock awards	6,348	6,348	8,463	8,463	—	6,348	195,640
Restricted stock units	15,000	15,000	15,000	15,000	—	15,000	17,757
Performance stock units - market based	45,296	45,296	—	—	12,020	45,296	12,020
Performance stock units - performance based	—	254,832	258,635	259,383	259,383	—	259,383
Employee stock purchase plan	—	—	—	—	—	—	—
Loans held for investment summarized as of:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial real estate	$669,742	$649,280	$625,763	$632,775	$630,106
Construction, land development, land	75,527	103,377	119,560	123,464	171,814
1-4 family residential properties	122,594	126,362	117,534	123,115	127,073
Farmland	66,595	70,272	17,910	77,394	82,990
Commercial	1,282,199	1,225,479	1,375,044	1,430,429	1,398,497
Factored receivables	1,449,080	1,596,282	1,764,590	1,699,537	1,607,028
Consumer	9,506	9,709	9,276	10,885	12,677
Mortgage warehouse	758,061	654,605	694,401	769,973	752,545
Total loans	$4,433,304	$4,435,366	$4,724,078	$4,867,572	$4,782,730

Our banking loan portfolio consists of traditional community bank loans as well as commercial finance product lines focused on businesses that require specialized financial solutions and national lending product lines that further diversify our lending operations.
Banking loans held for investment are further summarized below:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial real estate	$669,742	$649,280	$625,763	$632,775	$630,106
Construction, land development, land	75,527	103,377	119,560	123,464	171,814
1-4 family residential	122,594	126,362	117,534	123,115	127,073
Farmland	66,595	70,272	17,910	77,394	82,990
Commercial - General	319,016	319,660	286,936	295,662	289,242
Commercial - Paycheck Protection Program	60	4,538	12,090	27,197	87,413
Commercial - Agriculture	60,409	60,150	15,887	70,127	77,263
Commercial - Equipment	439,604	431,366	612,277	621,437	588,105
Commercial - Asset-based lending	238,119	239,505	284,808	281,659	213,927
Commercial - Liquid Credit	224,991	170,260	163,046	134,347	142,547
Consumer	9,506	9,709	9,276	10,885	12,677
Mortgage Warehouse	758,061	654,605	694,401	769,973	752,545
Total banking loans held for investment	$2,984,224	$2,839,084	$2,959,488	$3,168,035	$3,175,702
Banking loans held for investment and held for sale, including loans within an asset group held for sale, are summarized below:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial real estate	$669,742	$649,280	$657,515	$632,775	$649,625
Construction, land development, land	75,527	103,377	120,672	123,464	171,814
1-4 family residential	122,662	126,362	131,039	123,827	128,627
Farmland	66,595	70,272	74,230	77,394	82,990
Commercial - General	319,016	319,660	296,528	295,662	289,242
Commercial - Paycheck Protection Program	60	4,538	12,090	27,197	87,413
Commercial - Agriculture	60,409	60,150	62,540	70,127	77,263
Commercial - Equipment	439,604	431,366	612,277	621,437	588,105
Commercial - Asset-based lending	238,119	239,505	284,808	281,659	213,927
Commercial - Liquid Credit	225,001	170,266	163,056	140,965	147,911
Consumer	9,506	9,709	10,108	10,885	12,677
Mortgage Warehouse	758,061	654,605	694,401	769,973	752,545
Total banking loans held for investment	$2,984,302	$2,839,090	$3,119,264	$3,175,365	$3,202,139

The following table presents the Company’s operating segments:

(Dollars in thousands)
Three months ended September 30, 2022	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$49,864	$49,561	$3,756	$44	$103,225
Intersegment interest allocations	2,606	(2,458)	(148)	—	—
Total interest expense	2,924	—	—	2,031	4,955
Net interest income (expense)	49,546	47,103	3,608	(1,987)	98,270
Credit loss expense (benefit)	2,388	(52)	235	75	2,646
Net interest income after credit loss expense	47,158	47,155	3,373	(2,062)	95,624
Noninterest income	6,189	2,941	3,518	20	12,668
Noninterest expense	48,648	22,896	14,066	1,079	86,689
Operating income (loss)	$4,699	$27,200	$(7,175)	$(3,121)	$21,603

(Dollars in thousands)
Three months ended June 30, 2022	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$46,239	$55,854	$4,172	$42	$106,307
Intersegment interest allocations	2,188	(2,079)	(109)	—	—
Total interest expense	3,020	—	—	1,859	4,879
Net interest income (expense)	45,407	53,775	4,063	(1,817)	101,428
Credit loss expense (benefit)	3,120	64	(184)	(99)	2,901
Net interest income after credit loss expense	42,287	53,711	4,247	(1,718)	98,527
Noninterest income	22,312	15,521	10,309	18	48,160
Noninterest expense	48,385	22,123	17,663	436	88,607
Operating income (loss)	$16,214	$47,109	$(3,107)	$(2,136)	$58,080
Information pertaining to our factoring segment, which includes only factoring originated by our Triumph Business Capital subsidiary, summarized as of and for the quarters ended:

Factoring	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Factored receivable period end balance	$1,330,122,000	$1,474,852,000	$1,666,530,000	$1,546,361,000	$1,479,989,000
Yield on average receivable balance	14.11%	14.21%	14.16%	14.42%	13.75%
Current quarter charge-off rate	0.16%	—%	0.04%	0.01%	0.24%
Factored receivables - transportation concentration	96%	94%	90%	90%	90%

Interest income, including fees	$49,561,000	$55,854,000	$56,374,000	$58,042,000	$47,222,000
Non-interest income(1)	2,941,000	15,521,000	1,871,000	2,295,000	1,557,000
Factored receivable total revenue	52,502,000	71,375,000	58,245,000	60,337,000	48,779,000
Average net funds employed	1,242,133,000	1,409,312,000	1,451,984,000	1,442,551,000	1,235,610,000
Yield on average net funds employed	16.77%	20.31%	16.27%	16.59%	15.66%

Accounts receivable purchased	$3,599,771,000	$4,023,569,000	$4,041,883,000	$4,032,585,000	$3,531,811,000
Number of invoices purchased	1,681,489	1,725,721	1,604,012	1,669,387	1,535,321
Average invoice size	$2,141	$2,332	$2,520	$2,416	$2,300
Average invoice size - transportation	$2,073	$2,176	$2,401	$2,291	$2,195
Average invoice size - non-transportation	$5,701	$6,469	$5,495	$5,648	$4,944
Metrics above include assets and deposits held for sale.
(1)September 30, 2022 non-interest income includes a $1.0 million gain on sale of a portfolio of factored receivables, which contributed 0.33% to the yield on average net funds employed for the quarter.

June 30, 2022 non-interest income includes a $13.2 million gain on sale of a portfolio of factored receivables, which contributed 3.76% to the yield on average net funds employed for the quarter.
Information pertaining to our Payments segment, which includes only our TriumphPay division, summarized as of and for the quarters ended:

Payments	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Factored receivable period end balance	$118,958,000	$145,835,000	$178,879,000	$153,176,000	$127,039,000

Interest income	$3,756,000	$4,172,000	$4,832,000	$4,154,000	$3,295,000
Noninterest income	3,518,000	10,309,000	3,242,000	3,209,000	3,086,000
Total revenue	$7,274,000	$14,481,000	$8,074,000	$7,363,000	$6,381,000

Pre-tax operating income (loss)	$(7,175,000)	$(3,107,000)	$(6,695,000)	$(5,997,000)	$(5,184,000)
Interest expense	148,000	109,000	82,000	94,000	111,000
Depreciation and software amortization expense	120,000	103,000	108,000	57,000	77,000
Intangible amortization expense	1,450,000	1,477,000	1,490,000	1,489,000	1,490,000
Earnings (losses) before interest, taxes, depreciation, and amortization	$(5,457,000)	$(1,418,000)	$(5,015,000)	$(4,357,000)	$(3,506,000)
Transaction costs	—	—	—	—	—
Adjusted earnings (losses) before interest, taxes, depreciation, and amortization(1)	$(5,457,000)	$(1,418,000)	$(5,015,000)	$(4,357,000)	$(3,506,000)

Number of invoices processed	4,676,249	4,388,711	3,978,174	4,027,680	3,760,948
Amount of payments processed	$5,951,706,000	$6,033,898,000	$5,700,849,000	$5,242,051,000	$4,191,424,000
Conforming invoice volume	144,253	118,580	52,182	—	—
Conforming payment volume	$288,410,000	$253,312,000	$129,569,000	$—	$—
(1)June 30, 2022 non-interest income includes a $10.2 million gain on an equity investment and a $3.2 million loss on impairment of warrants.
(2)Earnings (losses) before interest, taxes, depreciation, and amortization ("EBITDA") is a non-GAAP financial measure used as a supplemental measure to evaluate the performance of our Payments segment. Adjusted EBITDA excludes material gains and expenses related to merger and acquisition-related activities and is a non-GAAP financial measure used to provide meaningful supplemental information regarding the segment's operational performance and to enhance investors' overall understanding of such financial performance by removing the volatility associated with certain acquisition-related items that are unrelated to our core business.
Deposits summarized as of:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Non-interest bearing demand	$1,897,309	$2,085,249	$1,859,376	$1,925,370	$2,020,984
Interest bearing demand	883,581	879,072	782,859	830,019	795,234
Individual retirement accounts	74,423	80,187	70,311	83,410	86,012
Money market	505,082	538,966	526,324	520,358	472,242
Savings	546,862	543,969	448,878	504,146	483,946
Certificates of deposit	373,734	437,766	431,243	533,206	574,539
Brokered time deposits	160,363	215,715	2,752	40,125	117,064
Other brokered deposits	—	—	210,043	210,045	272,554
Total deposits	$4,441,354	$4,780,924	$4,331,786	$4,646,679	$4,822,575

Deposits, including deposits held for sale, summarized as of:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Non-interest bearing demand	$1,897,309	$2,086,659	$1,972,760	$1,925,370	$2,020,984
Interest bearing demand	883,581	879,072	873,308	830,019	795,234
Individual retirement accounts	74,423	80,187	81,703	83,410	86,012
Money market	505,082	538,966	558,876	520,358	472,242
Savings	546,862	543,969	520,744	504,146	483,946
Certificates of deposit	373,734	437,766	489,298	533,206	574,539
Brokered time deposits	160,363	215,715	2,752	40,125	117,064
Other brokered deposits	—	—	210,043	210,045	272,554
Total deposits	$4,441,354	$4,782,334	$4,709,484	$4,646,679	$4,822,575

Net interest margin summarized for the three months ended:

	September 30, 2022			June 30, 2022
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Interest earning cash balances	$452,136	$2,607	2.29%	$343,210	$787	0.92%
Taxable securities	231,759	2,217	3.80%	174,489	1,237	2.84%
Tax-exempt securities	14,197	91	2.54%	14,378	92	2.57%
FHLB and other restricted stock	6,171	65	4.18%	12,526	34	1.09%
Loans	4,355,132	98,245	8.95%	4,753,893	104,157	8.79%
Total interest earning assets	$5,059,395	$103,225	8.09%	$5,298,496	$106,307	8.05%
Non-interest earning assets:
Other assets	641,152			579,824
Total assets	$5,700,547			$5,878,320
Interest bearing liabilities:
Deposits:
Interest bearing demand	$879,851	$812	0.37%	$874,503	$536	0.25%
Individual retirement accounts	77,004	97	0.50%	81,678	106	0.52%
Money market	524,483	313	0.24%	545,508	280	0.21%
Savings	524,106	209	0.16%	516,924	201	0.16%
Certificates of deposit	407,130	564	0.55%	461,280	550	0.48%
Brokered time deposits	186,856	748	1.59%	101,270	302	1.20%
Other brokered deposits	26,758	—	—%	89,714	731	3.27%
Total interest bearing deposits	2,626,188	2,743	0.41%	2,670,877	2,706	0.41%
Federal Home Loan Bank advances	30,000	182	2.41%	155,549	316	0.81%
Subordinated notes	107,477	1,304	4.81%	107,263	1,302	4.87%
Junior subordinated debentures	40,948	726	7.03%	40,802	556	5.47%
Other borrowings	13,180	—	—%	5,844	(1)	(0.07%)
Total interest bearing liabilities	$2,817,793	$4,955	0.70%	$2,980,335	$4,879	0.66%
Non-interest bearing liabilities and equity:
Non-interest bearing demand deposits	1,885,111			1,951,725
Other liabilities	98,798			63,755
Total equity	898,845			882,505
Total liabilities and equity	$5,700,547			$5,878,320
Net interest income		$98,270			$101,428
Interest spread			7.39%			7.39%
Net interest margin			7.71%			7.68%
(1) Loan balance totals include respective nonaccrual assets.
(2) Net interest spread is the yield on average interest earning assets less the rate on interest bearing liabilities.
(3) Net interest margin is the ratio of net interest income to average interest earning assets.
(4) Average rates have been annualized.

Additional information pertaining to our loan portfolio, including loans held for investment and loans held for sale, summarized for the quarters ended:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Average Banking loans	$2,830,507	$3,014,573	$3,032,745	$3,112,072	$3,299,152
Average Factoring receivables	1,393,141	1,576,208	1,614,462	1,597,091	1,362,856
Average Payments receivables	131,484	163,112	166,650	142,008	115,401
Average total loans	$4,355,132	$4,753,893	$4,813,857	$4,851,171	$4,777,409
Banking yield	6.30%	5.87%	5.46%	5.61%	5.40%
Factoring yield	14.11%	14.21%	14.16%	14.42%	13.75%
Payments yield	11.33%	10.26%	11.76%	11.61%	11.33%
Total loan yield	8.95%	8.79%	8.60%	8.68%	7.92%

Metrics and non-GAAP financial reconciliation:

	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Net income available to common stockholders	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929
Transaction costs	—	—	—	—	—	—	2,992
Tax effect of adjustments	—	—	—	—	—	—	(715)
Adjusted net income available to common stockholders - diluted	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$86,206

Weighted average shares outstanding - diluted	24,979,257	24,866,573	25,371,868	25,390,733	25,227,963	25,072,862	25,199,991
Adjusted diluted earnings per common share	$0.62	$1.74	$0.93	$1.02	$0.94	$3.28	$3.42

Average total stockholders' equity	$898,845	$882,505	$880,949	$851,683	$818,022	$887,497	$784,019
Average preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Average total common stockholders' equity	853,845	837,505	835,949	806,683	773,022	842,497	739,019
Average goodwill and other intangibles	(269,417)	(269,319)	(275,378)	(278,528)	(284,970)	(271,350)	(231,751)
Average tangible common stockholders' equity	$584,428	$568,186	$560,571	$528,155	$488,052	$571,147	$507,268

Net income available to common stockholders	$15,428	$43,390	$23,528	$25,839	$23,627	$82,346	$83,929
Average tangible common equity	584,428	568,186	560,571	528,155	488,052	571,147	507,268
Return on average tangible common equity	10.47%	30.63%	17.02%	19.41%	19.21%	19.28%	22.12%

Net interest income	$98,270	$101,428	$100,079	$104,057	$91,771	$299,777	$265,073
Non-interest income	12,668	48,160	11,121	14,259	12,055	71,949	40,242
Operating revenue	$110,938	$149,588	$111,200	$118,316	$103,826	371,726	305,315
Non-interest expenses	$86,689	$88,607	$78,564	$83,004	$72,813	$253,860	$204,503
Transaction costs	—	—	—	—	—	—	(2,992)
Adjusted non-interest expenses	$86,689	$88,607	$78,564	$83,004	$72,813	$253,860	$201,511
Adjusted efficiency ratio	78.14%	59.23%	70.65%	70.16%	70.13%	68.29%	66.00%

Adjusted net non-interest expense to average assets ratio:
Non-interest expenses	$86,689	$88,607	$78,564	$83,004	$72,813	$253,860	$204,503
Transaction costs	—	—	—	—	—	—	(2,992)
Adjusted non-interest expenses	$86,689	$88,607	$78,564	$83,004	$72,813	$253,860	$201,511
Total non-interest income	$12,668	$48,160	$11,121	$14,259	$12,055	$71,949	$40,242
Adjusted net non-interest expenses	$74,021	$40,447	$67,443	$68,745	$60,758	$181,911	$161,269
Average total assets	$5,700,547	$5,878,320	$5,843,319	$5,979,762	$6,020,631	$5,806,933	$6,042,677
Adjusted net non-interest expense to average assets ratio	5.15%	2.76%	4.68%	4.56%	4.00%	4.19%	3.57%

Total stockholders' equity	$891,173	$874,281	$886,665	$858,864	$820,674	$891,173	$820,674
Preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Total common stockholders' equity	846,173	829,281	841,665	813,864	775,674	846,173	775,674
Goodwill and other intangibles	(268,604)	(270,666)	(269,119)	(276,856)	(280,055)	(268,604)	(280,055)
Tangible common stockholders' equity	$577,569	$558,615	$572,546	$537,008	$495,619	$577,569	$495,619
Common shares outstanding	24,478,288	24,457,777	25,161,690	25,158,879	25,123,342	24,478,288	25,123,342
Tangible book value per share	$23.60	$22.84	$22.75	$21.34	$19.73	$23.60	$19.73

Total assets at end of period	$5,642,450	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$5,642,450	$6,024,535
Goodwill and other intangibles	(268,604)	(270,666)	(269,119)	(276,856)	(280,055)	(268,604)	(280,055)
Tangible assets at period end	$5,373,846	$5,684,841	$5,807,315	$5,679,394	$5,744,480	$5,373,846	$5,744,480
Tangible common stockholders' equity ratio	10.75%	9.83%	9.86%	9.46%	8.63%	10.75%	8.63%

1)Triumph uses certain non-GAAP financial measures to provide meaningful supplemental information regarding Triumph's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used by Triumph include the following:
•“Adjusted diluted earnings per common share” is defined as adjusted net income available to common stockholders divided by adjusted weighted average diluted common shares outstanding. Excluded from net income available to common stockholders are material gains and expenses related to merger and acquisition-related activities, including divestitures, net of tax. In our judgment, the adjustments made to net income available to common stockholders allow management and investors to better assess our performance in relation to our core net income by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business. Weighted average diluted common shares outstanding are adjusted as a result of changes in their dilutive properties given the gain and expense adjustments described herein.
•"Tangible common stockholders' equity" is defined as common stockholders' equity less goodwill and other intangible assets.
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets.
•"Tangible book value per share" is defined as tangible common stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.
•"Tangible common stockholders' equity ratio" is defined as the ratio of tangible common stockholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets.
•"Return on Average Tangible Common Equity" is defined as net income available to common stockholders divided by average tangible common stockholders' equity.
•"Adjusted efficiency ratio" is defined as non-interest expenses divided by our operating revenue, which is equal to net interest income plus non-interest income. Also excluded are material gains and expenses related to merger and acquisition-related activities, including divestitures. In our judgment, the adjustments made to operating revenue and non-interest expense allow management and investors to better assess our performance in relation to our core operating revenue by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business.
•"Adjusted net non-interest expense to average total assets" is defined as non-interest expenses net of non-interest income divided by total average assets. Excluded are material gains and expenses related to merger and acquisition-related activities, including divestitures. This metric is used by our management to better assess our operating efficiency.
2)Performance ratios include discount accretion on purchased loans for the periods presented as follows:

	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Loan discount accretion	$1,539	$3,556	$1,536	$1,674	$1,953	$6,631	$7,615
3)Asset quality ratios exclude loans held for sale, except for non-performing assets to total assets.
4)Current quarter ratios are preliminary.
Source: Triumph Bancorp, Inc.
###

Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com
214-365-6936
Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930